Exhibit 5.2

April 13, 2007

Owens Corning

One Owens Corning Parkway

Toledo, OH 43659

Re:	Owens Corning 6.500% Senior Notes due 2016 and 7.000% Senior Notes due 2036

Ladies and Gentlemen:

We have acted as special counsel to Soltech, Inc., a Kentucky corporation (the “Kentucky Guarantor”), a wholly owned subsidiary of Owens Corning, a Delaware corporation (the “Company”), in connection with its guarantee (the “Guarantee”) of $650,000,000 aggregate principal amount of the Company’s 6.500% Senior Notes due 2016 (the “Exchange Notes due 2016”) and $550,000,000 aggregate principal amount of the Company’s 7.000% Senior Notes due 2036 (the “Exchange Notes due 2036” and, together with the Exchange Notes due 2016, the “Exchange Notes”), issued by the Company pursuant to the Indenture dated as of October 31, 2006, as amended or supplemented (the “Indenture”), among the Company, the subsidiaries of the Company described therein as guarantors (“Guarantors”) and LaSalle Bank National Association, as trustee (the “Trustee”). The Exchange Notes will be registered under the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company and the Guarantors, with the Securities and Exchange Commission (the “Commission”) on April 13, 2007, under the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations under the Act.

In rendering the opinions expressed below, we have examined and relied upon copies of the Registration Statement, the Indenture, the Guarantee, the form of Exchange Notes and the form of Notation of Guarantee (the “Notice of Guarantee”) delivered to us by counsel to the Company (the “Documents”). In such review, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons and the conformity to the originals of all documents submitted to us as copies. Without independent investigation, we have relied upon and assumed the accuracy and completeness of (i) certificates and statements of officers of the Kentucky Guarantor as to factual matters, (ii) corporate records provided to us by such officers, (iii) certificates, copies and other documents obtained from public officials, and (iv) the representations and warranties contained in the Documents as to factual matters.

We also have assumed without investigation that (i) all the Documents have been duly authorized, executed and delivered by all parties thereto other than Kentucky Guarantor; (ii) each of the Documents is enforceable in accordance with its terms against all the parties thereto (including the Kentucky Guarantor); and (iii) the Kentucky Guarantor’s execution, delivery or performance of the Guarantee will not breach, violate, conflict with or constitute a default under any agreement (other than the Indenture), contract or obligation of the Kentucky Guarantor. We have further assumed, without investigation, the receipt or making of any consent, approval, order or authorization of, and the effectiveness of any registration or filing with, any third party

Owens Corning

April 13, 2007

or governmental body that is required to be received or made by any party in connection with the execution and delivery of the Notes, Guarantee or Indenture or the consummation of the transactions contemplated thereby, including without limitation the Registration Statement.

Based on the foregoing, and subject to the assumptions, qualifications and limitations hereinafter set forth, we are of the opinion that:

1. The Kentucky Guarantor is a corporation duly incorporated and, based solely on the Certificate of Existence issued by the Secretary of the Commonwealth of Kentucky dated as of April 10, 2007, validly existing, as of such date, under the laws of the Commonwealth of Kentucky.

2. The Kentucky Guarantor has the corporate power and authority to execute, deliver and perform its obligations under the Indenture and the Guarantee.

3. Each of the Indenture and the Guarantee has been duly authorized, executed and delivered by the Kentucky Guarantor.

Our opinions are limited by and subject to the following:

(a) This opinion letter is limited to the laws of the Commonwealth of Kentucky, and we express no opinion concerning the laws of any other jurisdiction or whether such laws may apply, under a conflict of laws analysis or otherwise. We express no opinion as to matters relating to securities or blue sky laws of any jurisdiction or any rules or regulations thereunder. We express no opinion as to the enforceability of any of the Documents.

(b) This opinion relates solely to matters existing as of the date hereof, and we disclaim any obligation to update this opinion for events occurring after this date.

This opinion is for your benefit in connection with the transactions contemplated by the Guarantee and related Documents and may be relied upon only by you and other persons entitled to rely upon it pursuant to the applicable provisions of federal securities laws. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are within the category of persons for whom consent is required by Section 7 of the Securities Act or the related rules promulgated by the Commission thereunder.

Very truly yours,

/s/ STITES & HARBISON PLLC